Exhibit 99.1

Tenet Reports $274 Million of Adjusted EBITDA for First Quarter

Adjusted EBITDA Exceeded the Mid-Point of Outlook Range

16.6% Increase in Adjusted EBITDA, Excluding a 2012 Non-Recurring Item

7.5% Increase in Revenues, Excluding a 2012 Non-Recurring Item

DALLAS — April 30, 2013 — Tenet Healthcare Corporation (NYSE:THC) today reported Adjusted EBITDA of $274 million for the first quarter ended March 31, 2013, a decrease of $36 million as compared to Adjusted EBITDA of $310 million in the first quarter of 2012. Adjusted EBITDA in the first quarter of 2012 included $75 million from an industry-wide Medicare inpatient prospective payment settlement (“Rural Floor settlement”). Excluding this non-recurring item, Adjusted EBITDA increased by 16.6 percent. Income from continuing operations, excluding impairments, restructuring charges, acquisition-related costs and the loss on early extinguishment of debt, was $34 million after-tax, or $0.33 per diluted share, in the first quarter of 2013.  In the first quarter of 2012, income from continuing operations was $13 million after-tax, or $0.15 per diluted share, excluding the Rural Floor settlement, litigation and investigation costs, impairments, restructuring charges, and acquisition-related costs. Net loss attributable to common shareholders in the first quarter of 2013 was $88 million after-tax, or $0.85 per share, compared to net income of $58 million after-tax, or $0.53 per diluted share, in the first quarter of 2012.

“Tenet generated strong earnings growth by rapidly adjusting costs in a soft volume environment in the first quarter,” said Trevor Fetter, president and chief executive officer. “Adjusted EBITDA grew by almost 17 percent, after excluding a non-recurring item which contributed to last year’s first quarter, and exceeded the mid-point of our Outlook range. After making adjustments for non-recurring items, earnings per share more than doubled.  Our Conifer subsidiary continues to achieve its performance milestones and grew its EBITDA by 28 percent over last year’s first quarter.”

Discussion of Results   (Percentage changes compare Q1’13 to Q1’12, unless otherwise noted.)

Adjusted admissions declined 2.5 percent in the first quarter reflecting 2.2 percent growth in outpatient visits offset by a 4.0 percent decline in inpatient admissions. The growth in outpatient visits was primarily driven by our successful outpatient center acquisition program. About half of the admissions decline was related to the loss of a Leap Year day and the observance of the Easter and Passover holidays in this year’s first quarter. The admissions decline also included a 2.8 percent decline in uninsured and charity admissions. Total emergency department visits increased 3.1 percent.

Net operating revenues were $2.387 billion, an increase of $85 million, or 3.7 percent, compared to net operating revenues of $2.302 billion in the first quarter of 2012. The increase in net operating revenues was 7.5 percent excluding the Rural Floor settlement from the first quarter of 2012.

Total net patient revenue per adjusted admission was $11,884, an increase of 1.6 percent, or 5.1 percent excluding the 2012 Rural Floor settlement. These pricing increases primarily reflect improved terms in our contracts with commercial managed care payers and higher Medicare reimbursement rates. Commercial managed care revenue increased 7.6 percent per admission, 4.7 percent per patient day, and 4.1 percent per outpatient visit.

Selected operating expenses of our hospital operations, defined as the sum of salaries, wages and benefits, supplies and other operating expenses excluding the Company’s Conifer services business, increased by 3.9 percent on a per adjusted admission basis. Excluding the incremental expenses related to increased physician employment, this growth was 2.1 percent. As a result of an increase in our patient length of stay, primarily related to a 1.6 percent increase in acuity, this cost metric increased only 2.0 percent on a per adjusted patient day basis, or 0.3 percent excluding incremental physician employment expenses. Supplies expense per adjusted admission decreased 1.2 percent, the seventh consecutive quarter this cost metric declined. No Health Information Technology (“HIT”) incentives were recorded in the first quarter of 2013.

Bad debt expense as a percent of revenues was 8.0 percent, an increase of 40 basis points compared to 7.6 percent in the first quarter of 2012. The first quarter 2012 percentage is 7.8 percent excluding the 2012 Rural

Floor settlement.  Our self-pay collection rate improved to 28.8 percent in the first quarter of 2013, as compared to 27.9 percent in the first quarter of 2012.

Conifer reported a 28 percent increase in EBITDA from $25 million in the first quarter of 2012 to $32 million. Conifer’s revenues essentially doubled from $107 million in the first quarter of 2012 to $211 million in this year’s first quarter. The growth in both metrics reflects the integration of Catholic Health Initiatives (“CHI”) revenue cycle operations and other new business. The profitability of the CHI integration is expected to produce incremental growth as the cost efficiencies related to this integration are captured over time.

Cash and cash equivalents were $95 million at March 31, 2013 compared to $364 million at December 31, 2012. The Company had a $20 million balance on its bank line at March 31, 2013. Accounts receivable days improved by one day to 52 days down from 53 days at December 31, 2012.

In the first quarter Tenet invested an additional $100 million to repurchase approximately 2.5 million shares.  Under the current Board Authorized Repurchase Program of $500 million, the company has invested $200 million in the last two quarters to repurchase 5.86 million shares. Since 2011, Tenet has invested $892 million to repurchase almost 30 percent, or 38.9 million of its fully diluted shares, at a weighted average share price of $22.93, spending $892 million.

Outlook for 2013 and Q2’13 Adjusted EBITDA

For the second quarter of 2013, the Outlook range for Adjusted EBITDA is $325 million to $375 million. This second quarter Outlook includes expected contributions to EBITDA of $54 million related to the anticipated approval of the managed care portion of the 30-month California Provider Fee program and $31 million from the recognition of HIT incentives. The Company is confirming the $1.325 billion to $1.425 billion Outlook range for 2013 Adjusted EBITDA.

Management’s Webcast Discussion of First Quarter Results

Tenet management will discuss the Company’s first quarter 2013 results on an 11:30 a.m. (ET) webcast on April 30, 2013. This webcast may be accessed through Tenet’s website at www.tenethealth.com/investors.

Additional information regarding Tenet’s quarterly results of operations, including detailed tabular operational data, is contained in its Form 10-Q report, which will be filed with the Securities and Exchange Commission and posted on the Tenet investor relations website before the webcast. This press release includes certain non-GAAP measures, such as Adjusted EBITDA. A reconciliation of Adjusted EBITDA to net income attributable to Tenet common shareholders is included in the financial tables at the end of this release.

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 49 hospitals, 122 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers that serves over 600 hospital and other clients nationwide.  Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.  For more information, please visit www.tenethealth.com.

Media:  Rick Black (469) 893-2647                         Investors:  Thomas Rice (469) 893-2522

Rick.Black@tenethealth.com                                           Thomas.Rice@tenethealth.com

# # #

This document contains “forward-looking statements” — that is, statements relating to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended Dec. 31, 2012, our quarterly reports on Form 10-Q, periodic reports on Form 8-K and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements contained in this press release as a result of new information or future events or developments.

Tenet uses its company web site to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions except per share amounts)	2013	%	2012	%	Change

Net operating revenues:
Net operating revenues before provision for doubtful accounts	$2,594		$2,491		4.1%
Less: Provision for doubtful accounts	207		189		9.5%
Net operating revenues	2,387	100.0%	2,302	100.0%	3.7%
Operating expenses:
Salaries, wages and benefits	1,161	48.6%	1,062	46.1%	9.3%
Supplies	384	16.1%	399	17.3%	(3.8)%
Other operating expenses, net	568	23.8%	531	23.2%	7.0%
Depreciation and amortization	114	4.8%	100	4.3%	14.0%
Impairment and restructuring charges, and acquisition-related costs	14	0.6%	3	0.1%
Litigation and investigation costs	—	—%	2	0.1%
Operating income	146	6.1%	205	8.9%
Interest expense	(103)		(98)
Loss from early extinguishment of debt	(177)		—
Investment earnings	—		1
Income (loss) from continuing operations, before income taxes	(134)		108
Income tax benefit (expense)	53		(42)
Income (loss) from continuing operations, before discontinued operations	(81)		66
Discontinued operations:
Income (loss) from operations	(3)		2
Income tax benefit (expense)	1		(1)
Income (loss) from discontinued operations	(2)		1
Net income (loss)	(83)		67
Less: Preferred stock dividends	—		6
Less: Net income attributable to noncontrolling interests	5		3
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$(88)		$58

Amounts attributable to Tenet Healthcare Corporation common shareholders
Income (loss) from continuing operations, net of tax	$(86)		$57
Income (loss) from discontinued operations, net of tax	(2)		1
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$(88)		$58

Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders
Basic
Continuing operations	$(0.83)		$0.55
Discontinued operations	(0.02)		0.01
	$(0.85)		$0.56
Diluted
Continuing operations	$(0.83)		$0.52
Discontinued operations	(0.02)		0.01
	$(0.85)		$0.53
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	104,103		102,843
Diluted	104,103		121,218

TENET HEALTHCARE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(Dollars in millions)	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$95	$364
Accounts receivable, less allowance for doubtful accounts	1,383	1,345
Inventories of supplies, at cost	152	153
Income tax receivable	4	7
Current portion of deferred income taxes	354	354
Other current assets	455	458
Total current assets	2,443	2,681
Investments and other assets	163	162
Deferred income taxes, net of current portion	395	342
Property and equipment, at cost, less accumulated depreciation and amortization	4,296	4,293
Goodwill	948	916
Other intangible assets, at cost, less accumulated amortization	670	650
Total assets	$8,915	$9,044

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$52	$94
Accounts payable	625	722
Accrued compensation and benefits	373	415
Professional and general liability reserves	49	64
Accrued interest payable	99	125
Other current liabilities	351	343
Total current liabilities	1,549	1,763
Long-term debt, net of current portion	5,375	5,158
Professional and general liability reserves	298	292
Other long-term liabilities	611	597
Total liabilities	7,833	7,810
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	36	16
Equity:
Shareholders’ equity:
Common stock	7	7
Additional paid-in capital	4,484	4,471
Accumulated other comprehensive loss	(68)	(68)
Accumulated deficit	(1,376)	(1,288)
Common stock in treasury, at cost	(2,078)	(1,979)
Total shareholders’ equity	969	1,143
Noncontrolling interests	77	75
Total equity	1,046	1,218
Total liabilities and equity	$8,915	$9,044

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2013	2012
Net income (loss)	$(83)	$67
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	114	100
Provision for doubtful accounts	207	189
Deferred income tax expense (benefit)	(55)	38
Stock-based compensation expense	11	8
Impairment and restructuring charges, and acquisition-related costs	14	3
Litigation and investigation costs	—	2
Loss from early extinguishment of debt	177	—
Amortization of debt discount and debt issuance costs	5	5
Pre-tax (income) loss from discontinued operations	3	(2)
Other items, net	(10)	(3)
Changes in cash from changes in operating assets and liabilities:
Accounts receivable	(251)	(324)
Inventories and other current assets	(44)	(8)
Income taxes	3	3
Accounts payable, accrued expenses and other current liabilities	(138)	(109)
Other long-term liabilities	27	16
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(7)	(11)
Net cash used in operating activities from discontinued operations, excluding income taxes	(5)	(16)
Net cash used in operating activities	(32)	(42)
Cash flows from investing activities:
Purchases of property and equipment—continuing operations	(133)	(136)
Purchases of businesses or joint venture interests	(5)	(3)
Proceeds from sales of marketable securities, long-term investments and other assets	3	3
Other long-term assets	29	(2)
Other items, net	2	2
Net cash used in investing activities	(104)	(136)
Cash flows from financing activities:
Repayments of borrowings under credit facility	(200)	(455)
Proceeds from borrowings under credit facility	220	658
Repayments of other borrowings	(899)	(4)
Proceeds from other borrowings	850	—
Repurchases of common stock	(100)	(26)
Cash dividends on preferred stock	—	(6)
Deferred debt issuance costs	(15)	—
Distributions paid to noncontrolling interests	(6)	(3)
Proceeds from exercise of stock options	15	2
Other items, net	2	3
Net cash provided by (used in) financing activities	(133)	169
Net decrease in cash and cash equivalents	(269)	(9)
Cash and cash equivalents at beginning of period	364	113
Cash and cash equivalents at end of period	$95	$104
Supplemental disclosures:
Interest paid, net of capitalized interest	$(125)	$(102)
Income tax refunds (payments), net	$3	$(2)

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS — CONTINUING HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per	Three Months Ended March 31,
admission and per visit amounts)	2013	2012	Change

Net inpatient revenues	$1,536	$1,607	(4.4)%
Net outpatient revenues	$813	$766	6.1%

Number of acute care hospitals (at end of period)	49	49	— *
Licensed beds (at end of period)	13,180	13,175	—%
Average licensed beds	13,180	13,138	0.3%
Utilization of licensed beds	50.9%	51.6%	(0.7)%*
Patient days - total	603,285	617,459	(2.3)%
Adjusted patient days	939,840	947,154	(0.8)%
Net inpatient revenue per patient day	$2,546	$2,603	(2.2)%
Total admissions	125,929	131,190	(4.0)%
Adjusted patient admissions	197,665	202,799	(2.5)%
Net inpatient revenue per admission	$12,197	$12,249	(0.4)%
Average length of stay (days)	4.79	4.71	1.7%
Total surgeries	101,413	93,228	8.8%
Outpatient visits	1,054,789	1,031,611	2.2%
Net outpatient revenue per visit	$771	$743	3.8%

Net Patient Revenues from:
Medicare	23.0%	26.5%	(3.5)%*
Medicaid	8.0%	7.5%	0.5%*
Managed care	57.9%	55.9%	2.0%*
Indemnity, self-pay and other	11.1%	10.1%	1.0%*

*  This change is the difference between the 2013 and 2012 amounts shown

TENET HEALTHCARE CORPORATION

SEGMENT REPORTING

(Unaudited)

	March 31,	December 31,
	2013	2012
Assets
Hospital Operations and other	$8,683	$8,825
Conifer	232	219
Total	$8,915	$9,044

	Three Months Ended March 31,
	2013	2012
Capital expenditures:
Hospital Operations and other	$131	$133
Conifer	2	3
Total	$133	$136

Net operating revenues:
Hospital Operations and other	$2,268	$2,285
Conifer
Tenet	92	90
Other customers	119	17
	2,479	2,392
Intercompany eliminations	(92)	(90)
Total	$2,387	$2,302

Adjusted EBITDA:
Hospital Operations and other	$242	$285
Conifer	32	25
Total	$274	$310

Depreciation and amortization:
Hospital Operations and other	$110	$98
Conifer	4	2
Total	$114	$100

Adjusted EBITDA	$274	$310
Depreciation and amortization	(114)	(100)
Impairments and restructuring charges, and acquisition-related costs	(14)	(3)
Litigation and investigation costs	—	(2)
Interest expense	(103)	(98)
Loss from early extinguishment of debt	(177)	—
Investment earnings	—	1
Income (loss) before income taxes	$(134)	$108

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) the cumulative effect of changes in accounting principle, net of tax; (2) net loss (income) attributable to noncontrolling interests; (3) preferred stock dividends; (4) income (loss) from discontinued operations, net of tax; (5) income tax benefit (expense); (6) investment earnings (loss); (7) gain (loss) from early extinguishment of debt; (8) net gain (loss) on sales of investments; (9) interest expense; (10) litigation and investigation benefit (costs), net of insurance recoveries; (11) hurricane insurance recoveries, net of costs; (12) impairment and restructuring charges and acquisition-related costs; and (13) depreciation and amortization. The Company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. In addition, from time to time we use this measure to define certain performance targets under our compensation programs. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation common shareholders. Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term, to Adjusted EBITDA, is set forth in the first table below for the three months ended March 31, 2013 and 2012.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 - Reconciliation of Adjusted EBITDA to Net Income Attributable to Tenet Healthcare Corporation Common Shareholders

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2013	2012
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$(88)	$58
Less: Net (income) loss attributable to noncontrolling interests	(5)	(3)
Preferred stock dividends	—	(6)
Income (loss) from discontinued operations, net of tax	(2)	1
Income (loss) from continuing operations	(81)	66
Income tax (expense) benefit	53	(42)
Investment earnings	—	1
Loss from early extinguishment of debt	(177)	—
Interest expense	(103)	(98)
Operating income	146	205
Litigation and investigation costs	—	(2)
Impairment and restructuring charges, and acquisition-related costs	(14)	(3)
Depreciation and amortization	(114)	(100)
Adjusted EBITDA	$274	$310

Net operating revenues	$2,387	$2,302

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	11.5%	13.5%

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #2 - Reconciliation of Adjusted Free Cash Flow

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2013	2012
Net cash used in operating activities	$(32)	$(42)
Less:
Payments for restructuring charges, acquisition-related costs and litigation costs and settlements	(7)	(11)
Net cash used in operating activities from discontinued operations	(5)	(16)
Adjusted net cash used in operating activities — continuing operations	(20)	(15)
Purchases of property and equipment — continuing operations	(133)	(136)
Adjusted free cash flow — continuing operations	$(153)	$(151)

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #3 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income Attributable to Tenet Healthcare Corporation Common Shareholders

for the Year Ending December 31, 2013

(Unaudited)

	2013
(Dollars in millions)	Low	High
Net income attributable to Tenet Healthcare Corporation common shareholders	$114	$224
Less:
Net (income) loss attributable to noncontrolling interests	(25)	(15)
Loss from discontinued operations, net of tax	(5)	—
Income from continuing operations	$144	$239
Income tax expense(a)	(85)	(140)
Income from continuing operations, before income taxes	$229	$379
Loss from early extinguishment of debt	(177)	(177)
Interest expense, net	(415)	(395)
Operating income	$821	$951
Impairment and restructuring charges, acquisition-related costs and litigation costs(b)	(14)	(14)
Depreciation and amortization	(490)	(460)
Adjusted EBITDA	$1,325	$1,425

Net operating revenues	$9,800	$10,100

Adjusted EBITDA as a % of net operating revenues (Adjusted EBITDA margin)	13.5%	14.1%

(a)              Uses tax rate of 37% excluding unusual adjustments

(b)             Company does not forecast impairment and restructuring charges, acquisition-related costs and  litigation costs

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #4 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Normalized Income from Continuing Operations

for the Year Ending December 31, 2013

(Unaudited)

	2013
(Dollars in millions except per share amounts)	Low	High
Adjusted EBITDA (from Table #3)	$1,325	$1,425

Depreciation and amortization	(490)	(460)
Interest expense, net	(415)	(395)
Normalized income from continuing operations before income taxes	$420	$570
Income tax expense(a)	(155)	(211)
Normalized income from continuing operations	$265	$359
Net (income) loss attributable to noncontrolling interests	(25)	(15)
Normalized net income attributable to common shareholders	$240	$344

Fully diluted weighted average share outstanding (in millions)	104	104

Normalized fully diluted earnings per share — continuing operations	$2.31	$3.31

(a) Uses tax rate of 37% excluding unusual adjustments

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #5 - Reconciliation of Outlook Adjusted Free Cash Flow

for the Year Ending December 31, 2013

(Unaudited)

	2013
(Dollars in millions)	Low	High
Net cash provided by operating activities	$725	$845
Less:
Payments for restructuring charges, acquisition-related costs and litigation costs and settlements	(20)	(10)
Net cash used in operating activities from discontinued operations	(30)	(20)
Adjusted net cash provided by operating activities — continuing operations	$775	$875
Purchases of property and equipment — continuing operations	(600)	(550)
Adjusted free cash flow — continuing operations	$175	$325